Exhibit 16.1 to Form 8-K

February 24, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated February 18, 2004, of Huntington Bancshares Incorporated and are in agreement with the statements contained in the first three paragraphs of Item 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

s/Ernst & Young LLP

Columbus, Ohio
February 24, 2004